UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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                              Omega Healthcare Investors, Inc.
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OMEGA HEALTHCARE INVESTORS, INC.
9690 Deereco Road, Suite 100
Timonium, Maryland 21093
(410) 427-1700
_______________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 24, 2007
________________

To our Stockholders:

The Annual Meeting of Stockholders of Omega Healthcare Investors, Inc. (“Omega”) will be held at the Holiday Inn Select, Baltimore-North, 2004 Greenspring Drive, Timonium, Maryland on Thursday, May 24, 2007, at 10:00 A.M. EDT, for the following purposes:

1. To elect two members to the Board of Directors;

2. To ratify the selection of Ernst & Young LLP as our independent auditor for the fiscal year 2007; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The nominees for election as directors are Edward Lowenthal and Stephen D. Plavin, each of whom presently serves as a director of Omega.

The Board of Directors has fixed the close of business on April 20, 2007 as the record date for the determination of stockholders who are entitled to notice of and to vote at the meeting or any adjournments thereof.

We encourage you to attend the meeting. Whether you are able to attend or not, we urge you to indicate your vote on the enclosed proxy card FOR the election of directors. Please sign, date and return the proxy card promptly in the enclosed envelope. If you attend the meeting, you may vote in person even if you previously have mailed a proxy card.

By order of Omega’s Board of Directors,

C. Taylor Pickett
Chief Executive Officer

April 24, 2007
Timonium, Maryland

YOUR VOTE IS IMPORTANT. Please sign, date and mail the proxy card promptly in the enclosed envelope whether or not you plan to attend the meeting. It is important that you return the proxy card promptly whether or not you plan to attend the meeting, so that your shares are properly voted.

If you hold shares through a broker, bank or other nominee (in "street name"), you may also have the ability to vote by telephone or the Internet in accordance with instructions that will be included with this mailing. In either event, we urge you to vote promptly.

OMEGA HEALTHCARE INVESTORS, INC.

9690 Deereco Road, Suite 100
Timonium, Maryland 21093
(410) 427-1700

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
May 24, 2007

The accompanying proxy is solicited by the Board of Directors to be voted at the Annual Meeting of Stockholders to be held at the Holiday Inn Select, Baltimore-North, 2004 Greenspring Drive, Timonium, Maryland at 10:00 A.M. EDT on Thursday, May 24, 2007, and any adjournments of the meeting. It is anticipated that this proxy material will be mailed on or about April 27, 2007, to our common stockholders of record on April 20, 2007.

A copy of our Annual Report for the year ended December 31, 2006, including financial statements, is enclosed.

A stockholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked by filing with our Secretary (i) a signed instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. A proxy also may be revoked if the person executing the proxy is present at the meeting and elects to vote in person. If the proxy is not revoked, it will be voted by those named in the proxy.

VOTING SECURITIES

As of April 20, 2007, the record date, there were 66,918,359 of outstanding shares of common stock, par value $.10 per share. Each holder of shares of common stock is entitled to one vote per share on all matters properly brought before the Annual Meeting.

VOTING

The presence at the Annual Meeting of shares representing a majority of the voting power associated with our issued and outstanding common stock will be necessary to establish a quorum for the conduct of business at the Annual Meeting. Under our Bylaws, directors are elected by a plurality of the votes cast at the Annual Meeting. The affirmative vote of a majority of the shares of common stock in person or by proxy at the Annual Meeting will be necessary to approve the proposal to ratify our independent auditors. The affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote will be necessary to approve all other proposals and matters that may come before the Annual Meeting for stockholder consideration.

Brokers holding shares in “street name” may vote the shares only if the beneficial owner provides instructions on how to vote. Brokers will provide beneficial owners instructions on how to direct the brokers to vote the shares. The New York Stock Exchange treats “for” votes, “against” votes and abstentions as votes cast, but does not treat “broker non-votes” as votes cast. A so-called “broker non-vote” occurs when a broker, holding stock as nominee, does not receive voting instructions from the beneficial owner. With respect to all of the matters to be voted upon at the Annual Meeting, broker non-votes and the decision to withhold authority to vote for any, or all, of the director nominees named above or for the proposal to ratify our independent auditors will have no impact on the outcome of the voting.

As of the record date, our directors and executive officers beneficially owned 1,556,114 shares of our common stock (representing 2.3% of the votes entitled to be cast at the meeting).

There are no rights of appraisal or similar dissenter's rights with respect to any matter to be acted upon pursuant to this proxy statement.

We urge stockholders to vote promptly either by signing, dating and returning the enclosed proxy card in the enclosed envelope, or for stockholders who own their shares in street name through a broker, in accordance with the telephone or internet voting instructions your broker may include with this mailing.

PROPOSAL 1 — ELECTION OF DIRECTORS

Director Nominees and Voting Requirements

There are currently six members of the Board of Directors. Pursuant to our Articles of Incorporation, the directors have been divided into three groups. At this year's Annual Meeting, two directors will be elected as amended and supplemented by the holders of our common stock to hold office for a term of three years or, in each case, until their respective successors have been duly elected and qualified.

Our Nominating and Corporate Governance Committee of the Board of Directors has nominated Edward Lowenthal and Stephen D. Plavin for election as directors.

Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy card intend to vote FOR the election of the nominees named above to hold office for the term indicated above or until their respective successors have been duly elected and qualified.

If any nominee becomes unavailable for any reason (which event is not anticipated), the shares represented by the enclosed proxy may (unless the proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of the proxies. In no event would the proxy be voted for more than two nominees.

Information Regarding Directors

The following information relates to the nominees for election as directors of Omega and the other persons whose terms as directors continue after this meeting. Individuals not standing for election at the Annual Meeting are presented under the heading “Continuing Directors.”

Director Nominees

Directors	Year First Became a Director	Business Experience During Past 5 Years	Term to Expire in

Edward Lowenthal (62)	1995
Mr. Lowenthal is a Director and has served in this capacity since October 17, 1995. Mr. Lowenthal also serves as a director of WRP, REIS, Inc. (a private provider of real estate market information and valuation technology), American Campus Communities (NYSE:ACC) (a public developer, owner and operator of student housing at the university level), Desarrolladora Homex (NYSE: HXM) (a Mexican homebuilder) and serves as a trustee of the Manhattan School of Music. From January 1997 to March 2002, Mr. Lowenthal served as President and Chief Executive Officer of Wellsford Real Properties, Inc. (AMEX:WRP) (a real estate merchant bank) and was President of the predecessor of Wellsford Real Properties, Inc. since 1986. Mr. Lowenthal also previously served as a director of Ark Restaurants (Nasdaq:ARKR) (a publicly traded owner and operator of restaurants).
			2010

Directors	Year First Became a Director	Business Experience During Past 5 Years	Term to Expire in
Stephen D. Plavin (47)	2000	Mr. Plavin is a Director and has served in this capacity since July 17, 2000. Mr. Plavin has been Chief Operating Officer of Capital Trust, Inc., (NYSE:CT) a New York City-based mortgage real estate investment trust (“REIT”) and investment management company and has served in this capacity since 1998. In this role, Mr. Plavin is responsible for all of the lending, investing and portfolio management activities of Capital Trust, Inc.	2010

Continuing Directors

Directors	Year First Became a Director	Business Experience During Past 5 Years	Term to Expire in

Thomas F. Franke (77)	1992	Mr. Franke is a Director and has served in this capacity since March 31, 1992. Mr. Franke is Chairman and a principal owner of Cambridge Partners, Inc., an owner, developer and manager of multifamily housing in Grand Rapids, Michigan. He is also a principal owner of Laurel Healthcare (a private healthcare firm operating in the United States) and is a principal owner of Abacus Hotels LTD. (a private hotel firm in the United Kingdom). Mr. Franke was a founder and previously a director of Principal Healthcare Finance Limited and Omega Worldwide, Inc.	2009
Bernard J. Korman (75)	1993
Mr. Korman is Chairman of the Board and has served in this capacity since March 8, 2004. He has served as a director since October 19, 1993. Mr. Korman has been Chairman of the Board of Trustees of Philadelphia Health Care Trust, a private healthcare foundation, since December 1995. Mr. Korman is also a director of The New America High Income Fund, Inc. (NYSE:HYB) (financial services), Medical Nutrition USA, Inc. (OTC:MDNU.OB) (develops and distributes nutritional products) and NutraMax Products, Inc. (OTC:NUTP) (consumer health care products). He was formerly President, Chief Executive Officer and Director of MEDIQ Incorporated (OTC:MDDQP) (health care services) from 1977 to 1995. Mr. Korman served as a trustee of Kramont Realty Trust (NYSE:KRT) (real estate investment trust) from June 2000 until its merger in April 2005 and of The Pep Boys, Inc. (NYSE:PBY) and also served as The Pep Boys, Inc.’s Chairman of the Board from May 28, 2003 until his retirement from such board in September 2004. Mr. Korman was previously a director of Omega Worldwide, Inc.
			2009

Directors	Year First Became a Director	Business Experience During Past 5 Years	Term to Expire in

Harold J. Kloosterman (65)	1992
Mr. Kloosterman is a Director and has served in this capacity since September 1, 1992. Mr. Kloosterman has served as President since 1985 of Cambridge Partners, Inc., a company he formed in 1985. He has been involved in the development and management of commercial, apartment and condominium projects in Grand Rapids and Ann Arbor, Michigan and in the Chicago area. Mr. Kloosterman was formerly a Managing Director of Omega Capital from 1986 to 1992. Mr. Kloosterman has been involved in the acquisition, development and management of commercial and multifamily properties since 1978. He has also been a senior officer of LaSalle Partners, Inc. (now Jones Lang LaSalle).
			2008
C. Taylor Pickett (45)	2002
Mr. Pickett is the Chief Executive Officer of our company and has served in this capacity since June, 2001. Mr. Pickett is also a Director and has served in this capacity since May 30, 2002. Prior to joining our company, Mr. Pickett served as the Executive Vice President and Chief Financial Officer from January 1998 to June 2001 of Integrated Health Services, Inc., a public company specializing in post-acute healthcare services. He also served as Executive Vice President of Mergers and Acquisitions from May 1997 to December 1997 of Integrated Health Services. Prior to his roles as Chief Financial Officer and Executive Vice President of Mergers and Acquisitions, Mr. Pickett served as the President of Symphony Health Services, Inc. from January 1996 to May 1997.
			2008

RECOMMENDATION

The Board of Directors unanimously recommends a vote FOR the election of Messrs. Lowenthal and Plavin.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our capital stock as of April 13, 2007 for:

•	each of our directors and the named executive officers appearing in the table under “Executive Compensation —Summary Compensation Table”; and

•	all persons known to us to be the beneficial owner of more than 5% of our outstanding common stock.

Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable. The business address of the directors and executive officers is 9690 Deereco Road, Suite 100, Timonium, Maryland 21093.

	Common Stock			Series D Preferred
Beneficial Owner	Number of Shares		Percent of Class(1)	Number of Shares	Percent of Class(19)

C. Taylor Pickett	397,742	(2)	0.6%	—	—
Daniel J. Booth	122,889	(3)	0.2%	—	—
R. Lee Crabill, Jr.	91,667	(4)	0.1%	—	—
Robert O. Stephenson	136,458	(5)	0.2%	—	—
Thomas F. Franke	86,176	(6) (7)	0.1%	—	—
Harold J. Kloosterman	83,597	(8) (9)	0.1%	—	—
Bernard J. Korman	563,422	(10)	0.8%	—	—
Edward Lowenthal	40,968	(11)(12)	0.1%	—	—
Stephen D. Plavin	33,195	(13)	0.0%	—	—
Directors and executive officers as a group (9 persons)	1,556,114	(14)	2.3%	—	—
5% Beneficial Owners:

ING Clarion Real Estate Securities, L.P.	8,849,289	(15)	13.2%
Nomura Asset Management Co., LTD.	3,934,600	(16)	5.9%
The Vanguard Group, Inc.	3,461,503	(17)	5.1%
ING Groep N.V.	9,713,849	(18)	14.4%

(1)	Based on 67,230,859 shares of our common stock outstanding as of April 13, 2007.

(2)	Includes 125,000 shares of restricted common stock that vested on December 31, 2006 based on achievement of $0.30 per share of common stock per fiscal quarter in “Adjusted Funds from Operations.”

(3)	Includes 75,000 shares of restricted common stock that vested on December 31, 2006 based on achievement of $0.30 per share of common stock per fiscal quarter in “Adjusted Funds from Operations.”

(4)	Includes 57,500 shares of restricted common stock that vested on December 31, 2006 based on achievement of $0.30 per share of common stock per fiscal quarter in “Adjusted Funds from Operations.”

(5)	Includes 60,000 shares of restricted common stock that vested on December 31, 2006 based on achievement of $0.30 per share of common stock per fiscal quarter in “Adjusted Funds from Operations.”

(6)	Includes 47,141 shares owned by a family limited liability company (Franke Family LLC) of which Mr. Franke is a member.

(7)	Includes stock options that are exercisable within 60 days to acquire 4,668 shares.

(8)	Includes shares owned jointly by Mr. Kloosterman and his wife, and 10,827 shares held solely in Mr. Kloosterman’s wife’s name.

(9)	Includes stock options that are exercisable within 60 days to acquire 9,000 shares.

(10)	Includes stock options that are exercisable within 60 days to acquire 7,001 shares.

(11)	Includes 1,400 shares owned by his wife through an individual retirement account.

(12)	Includes stock options that are exercisable within 60 days to acquire 7,335 shares.

(13)	Includes stock options that are exercisable within 60 days to acquire 14,000 shares.

(14)	Includes stock options that are exercisable within 60 days to acquire 42,004 shares.

(15)
Based on a Schedule 13G filed by ING Clarion Real Estate Securities, L. P. on March 7, 2007. ING Clarion Real Estate Securities, L.P. is located at 259 N. Radnor Chester Road, Suite 205 Radnor, PA 19087. Includes 4,801,428 shares of common stock over which ING Clarion Real Estate Securities, L.P. has sole voting power or power to direct the vote.

(16)
Based on a Schedule 13G filed by Nomura Asset Management Co., LTD. on February 12, 2007. Nomura Asset Management Co., LTD. is located at 1-12-1, Nihonbashi, Chuo-ku, Toyko, Japan 103-8260. Includes 3,934,600 shares of common stock over which Nomura Asset Management Co., LTD. has sole voting power or power to direct the vote.

(17)
Based on a Schedule 13G filed by The Vanguard Group, Inc. on February 14, 2007. The Vanguard Group, Inc. is located at 100 Vanguard Blvd. Malvern, PA 19355. Includes 85,883 shares of common stock over which The Vanguard Group, Inc. has sole voting power or power to direct the vote.

(18)
Based on a Schedule 13G filed by ING Groep N.V. on February 14, 2007. ING Groep N.V. is located at Amstelveenseweg 500, 1081 KL Amsterdam, The Netherlands. Includes 9,713,849 shares of common stock over which ING Groep N.V. has sole voting power or power to direct the vote.

(19)	Based on 4,739,500 shares of Series D preferred stock outstanding at March 31, 2007.

DIRECTORS AND OFFICERS OF OUR COMPANY

Board of Directors and Committees of the Board

The members of the Board of Directors on the date of this proxy statement and the committees of the Board on which they serve are identified below.

	Audit	Compensation	Investment	Nominating and Corporate
Director	Committee	Committee	Committee	Governance Committee
Thomas F. Franke		XX		X
Harold J. Kloosterman	X	X	XX	XX
Bernard J. Korman *		X	X	X
Edward Lowenthal	X	X		X
C. Taylor Pickett			X
Stephen D. Plavin	XX	X		X

*	Chairman of the Board
XX	Chairman of the Committee
X	Member

The Board of Directors held seven meetings during 2006. All members of the Board of Directors attended more than 75% of the Board of Directors or Committee meetings held during 2006. Mr. Korman, as Chairman of the Board, presides over any meeting, including regularly scheduled executive sessions of the non-management directors. If Mr. Korman is not present at such a session, the presiding director is chosen by a vote of those present at the session. Except for Mr. Pickett, all of the members of the Board of Directors meet the New York Stock Exchange listing standards for independence. While the Board of Directors has not adopted any categorical standards of independence, in making these independence determinations, the Board of Directors noted that no director other than Mr. Pickett (a) received direct compensation from our company other than director annual retainers and meeting fees, (b) had any relationship with our company or a third party that would preclude independence, or (c) had any business relationship with our company and its management, other than as a director of our company. Each of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meets the New York Stock Exchange listing standards for independence. While we encourage our directors to attend our Annual Meeting of Stockholders, we currently do not have a formal policy regarding director attendance. Last year, one member of our Board of Directors attended the annual meeting.

Audit Committee

The Audit Committee met twelve times in 2006. Its primary function is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to: (i) the financial information to be provided to stockholders and the Securities and Exchange Commission (“SEC”); (ii) the system of internal controls that management has established; and (iii) the external independent audit process. In addition, the Audit Committee selects our company’s independent auditors and provides an avenue for communication between the independent auditors, financial management and the Board of Directors. On January 16, 2007, the Board of Directors adopted a revised Audit Committee charter, a copy of which is attached to this proxy statement as Appendix A and is also available on our website at www.omegahealthcare.com.

Each of the members of the Audit Committee is financially literate, as required of audit committee members by the New York Stock Exchange. The Board of Directors has determined that Mr. Plavin is qualified to serve as an “audit committee financial expert” as such term is defined in Item 401 (h) of Regulation S-K promulgated by the SEC. The Board of Directors made a qualitative assessment of Mr. Plavin’s level of knowledge and experience based on a number of factors, including his formal education and his experience as Chief Operating Officer of Capital Trust, Inc., a New York City-based mortgage REIT and investment management company, where he is responsible for all lending and portfolio management activities. Mr. Plavin holds an M.B.A. from J.L. Kellogg Graduate School of Management at Northwestern University.

Compensation Committee

The Compensation Committee met five times during 2006 and has responsibility for the compensation of our key management personnel and administration of our 2004 Stock Incentive Plan, our 2000 Stock Incentive Plan and our 1993 Deferred Compensation Plan. The responsibilities of the Compensation Committee are more fully described in its charter, which is available on our website at www.omegahealthcare.com.

Investment Committee

The Investment Committee met two times during 2006 and has responsibility for developing strategies in growing our portfolio.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met one time during 2006 and has responsibility for identifying potential nominees to the Board of Directors and reviewing their qualifications and experience. The process for identifying and evaluating nominees to the Board is initiated by identifying candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board of Directors and, if the Nominating and Corporate Governance Committee deems appropriate, a third-party search firm. Nominees for director are selected based on their depth and breadth of experience, industry experience, financial background, integrity, ability to make independent analytical inquiries and willingness to devote adequate time to director duties, among other criteria. The Nominating and Corporate Governance Committee also develops and implements policies and practices relating to corporate governance.

The Nominating and Corporate Governance Committee will consider written proposals from stockholders for nominees as director. Any such nomination should be submitted to the Nominating and Corporate Governance Committee through our Secretary in accordance with the procedures and time frame described in our Bylaws and as set forth under “Stockholder Proposals” below.

Communicating with the Board of Directors and the Audit Committee

The Board of Directors and our Audit Committee have established procedures to enable anyone who has a concern about our conduct, or any employee who has a concern about our accounting, internal controls or auditing matters, to communicate that concern directly to the non-management members of the Board of Directors or the Audit Committee, as applicable. These communications may be confidential or anonymous, and may be submitted in writing or through the Internet. The employees have been provided with direct and anonymous access to each of the members of the Audit Committee. Our company’s Code of Business Conduct and Ethics prohibits any employee of our company from retaliating or taking adverse action against anyone raising or helping resolve a concern about our company.

Interested parties may contact our non-management directors by writing to them at our headquarters: Omega Healthcare Investors, Inc., 9690 Deereco Road, Suite 100, Timonium, Maryland 21093, or by contacting them through our website at www.omegahealthcare.com. Communications addressed to the non-management members of the Board of Directors will be reviewed by our corporate communications liaison, which is our outside legal counsel, and will be directed to the appropriate director or directors for their consideration. The corporate communications liaison may not “filter out” any direct communications from being presented to the non-management members of the Board of Directors and Audit Committee members without instruction from the directors or committee members. The corporate communications liaison is required to maintain a record of all communications received that were addressed to one or more directors, including those determined to be inappropriate communications. Such record will include the name of the addressee, the disposition by the corporate communications liaison and, in the case of communications determined to be inappropriate, a brief description of the nature of the communication. The corporate communications liaison is required to provide a copy of any additions to the record upon request of any member of the Board of Directors.

Corporate Governance Materials

The Corporate Governance Guidelines, Code of Business Conduct and Ethics and the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available free of charge through our website at www.omegahealthcare.com and are available in print to any shareholder who requests them.

Conflicts of Interest Policies

We have a written policy regarding related party transactions under which we have determined that we will not engage in any purchase, sale or lease of property or other business transaction in which our officers or directors have a direct or indirect material interest without the approval by resolution of a majority of those directors who do not have an interest in such transaction. It is generally our policy to enter into or ratify related party transactions only when our Board of Directors, acting through our Audit Committee, determines that the related person transaction in question is in, or is not inconsistent with, our best interests and the interests of our stockholders. We are currently unaware of any transactions with our company in which our directors or officers have a material interest.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis (“CD&A”) addresses the following topics:

•	the members and role of our Compensation Committee (the “Committee”);
•	our compensation-setting process;
•	our compensation philosophy and policies regarding executive compensation;
•	the components of our executive compensation program; and
•	our compensation decisions for fiscal year 2006 and for the first quarter of 2007.

In this Compensation Discussion and Analysis section, the terms “we,” “our,” “us” and the “Committee” refer to the Compensation Committee of Omega Healthcare Investors, Inc.’s Board of Directors.

The Compensation Committee

Committee Members and Independence

Thomas F. Franke, Harold J. Kloosterman, Bernard J. Korman, Edward Lowenthal, and Stephen D. Plavin are the members of the Committee. Mr. Franke, who has served on our Board of Directors since 1992, is the Chairman of the Committee. Each member of the Committee qualifies as an independent director under the New York Stock Exchange listing standards and under our Board of Directors’ standards of independence.

Role of the Committee

The Committee’s responsibilities and function are governed by its charter, which the Board of Directors has adopted and a copy of which is available at our website at www.omegahealthcare.com. The Committee administers our 2004 Stock Incentive Plan, our 2000 Stock Incentive Plan and our 1993 Deferred Compensation Plan and has responsibility for other incentive and benefit plans. The Committee determines the compensation of our executive officers and reviews with the Board of Directors all aspects of compensation for our executive officers.

The Committee is responsible to the Board of Directors for the following activities:

•
The Committee determines and approves the compensation for the Chief Executive Officer and our other executive officers. In doing so, the Committee evaluates their performance in light of goals and objectives reviewed by the Committee and such other factors as the Committee deems appropriate in our best interests and in satisfaction of any applicable requirements of the New York Stock Exchange and any other legal or regulatory requirements.

•
The Committee reviews and recommends for the Board of Directors’ approval (or approves, where applicable) the adoption and amendment of our director and executive officer incentive compensation and equity-based plans. The Committee has the responsibility for recommending to the Board the level and form of compensation and benefits for directors.

•	The Committee may administer our incentive compensation and equity-based plans and may approve such awards thereunder as the Committee deems appropriate.

•	The Committee reviews and monitors succession plans for the Chief Executive Officer and our other senior executives.

•
The Committee meets to review and discuss with management the CD&A required by the SEC rules and regulations. The Committee recommends to the Board of Directors whether the CD&A should be included in our proxy statement or other applicable SEC filings. The Committee prepares a Compensation Committee Report for inclusion in our applicable filings with the SEC. Such reports state whether the Committee reviewed and discussed with management the CD&A, and whether, based on such review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in our proxy statement or other applicable SEC filings.

•	The Committee should be consulted with respect to any employment agreements, severance agreements or change of control agreements that are entered into between us and any executive officer.

•
To the extent not otherwise inconsistent with its obligations and responsibilities, the Committee may form subcommittees (which shall consist of one or more members of the Committee) and delegate authority to such subcommittees hereunder as it deems appropriate.

•	The Committee reports to the Board of Directors as it deems appropriate and as the Board of Directors may request.

•
The Committee performs such other activities consistent with its charter, our Bylaws, governing law, the rules and regulations of the New York Stock Exchange and such other requirements applicable to us as the Committee or the Board of Directors deems necessary or appropriate.

The responsibilities of a member of the Committee are in addition to those responsibilities set out for a member of the Board.

Committee Meetings

The Committee meets as often as necessary to perform its duties and responsibilities. The Committee met four times during the year ended December 31, 2006 and thus far has held eight meetings in 2007. Mr. Franke works, from time to time, with Mr. Pickett and other members of the Committee to establish the agenda. The Committee typically meets in executive sessions without management and meets with Omega’s legal counsel and outside advisors when necessary.

The Committee receives and reviews materials in advance of its meetings. These materials include information that management believes will be helpful to the Committee as well as materials the Committee has requested. Depending upon the agenda for the particular meeting, these materials may include, among other things:

•	reports from compensation consultants or legal counsel;

•
a comparison of the compensation of our executives and directors compared to our competitors prepared by members of the Committee, by management at the Committee’s request or by a compensation consultant engaged by the Committee;

•	financial reports on year-to-date performance versus budget and compared to prior year performance, as well as other financial data regarding us and our performance;

•	reports on our strategic plan and budgets for future periods;

•	information on the executive officers’ stock ownership and option holdings; and

•	reports on the levels of achievement of individual and corporate objectives.

The Compensation Committee Process

Committee Advisors

The Compensation Committee charter grants the Committee the sole and direct authority to engage and terminate advisors and compensation consultants and to approve their fees and retention terms. These advisors and consultants report directly to the Committee, and we are responsible for paying their fees.

The Committee had previously engaged a consulting group in 2004, The Schonbraun McCann Group LLP (“Schonbraun”), in connection with determining the compensation of our executive officers for the current fiscal year, and the Committee also retained Schonbraun in late 2006 in connection with determining the compensation and incentive arrangements for our executive officers for fiscal year 2007. Schonbraun has not performed and has agreed not to perform in the future any work for us other than work for which it is engaged by the Committee. During late 2006 and early 2007, Schonbraun presented to the Committee analysis that included, but was not limited to, the status of our current compensation scheme as compared to our peer companies, the methodologies behind the research and analysis it used to determine the comparisons, the techniques it used to standardize the compensation schemes of peer companies in order to permit more accurate comparisons against our policies, and a proposed incentive compensation plan for executive officers. The Committee also requested that Schonbraun evaluate our current director compensation and prepare a proposal with respect to compensation for our directors in 2007.

Peer companies included in Schonbraun’s 2006/2007 analysis were Alexandria Real Estate Equities, Inc., BioMed Realty Trust, Corporate Office Properties Trust Inc., Digital Realty Trust, Inc., First Potomac Realty Trust, Glenborough Realty Trust Incorporated, Health Care REIT, Inc., Healthcare Realty Trust, LTC Properties, Inc., Medical Properties Trust Inc., Nationwide Health Properties, Inc., Parkway Properties, Inc., Republic Property Trust, Ventas, Inc., Washington Real Estate Investment Trust and Windrose Medical Properties Trust. Analyses performed included a comparison of the total return to the stockholders of the respective companies, a comparison of salaries of comparable officers for each company and a comparison of the terms of officer employment agreements.

Also, our Chief Executive Officer meets with the Committee upon the Committee’s request to provide information to the Committee regarding management’s views regarding its performance as well as other factors the Chief Executive Officer believes should impact the compensation of our executive officers. In addition, the Chief Executive Officer provides his recommendation to the Committee regarding the compensation of the executive officers and the business and performance targets for incentive awards and bonuses.

Annual Evaluation

The Committee meets in one or more executive sessions each year to evaluate the performance of our named executive officers, to determine their bonuses for the prior year, to establish bonus metrics for the current year, to set their salaries for the current year, and to approve any grants to them of equity incentive compensation, as the case may be.

The Committee also performs an annual evaluation of its performance and the adequacy of its charter and reports to our Board of Directors regarding this evaluation.

Compensation Policy

Historically, the policy and the guidelines followed by the Committee have been directed toward providing compensation and incentives to our executive officers in order to achieve the following objectives:

1)	Assist in attracting and retaining talented and well-qualified executives;

2)	Reward performance and initiative;

3)	Be competitive with other healthcare real estate investment trusts;

4)	Be significantly related to accomplishments and our short-term and long-term successes, particularly measured in terms of growth in funds from operations on a per share basis;

5)	Align the interests of our executive officers with the interests of our stockholders; and

6)	Encourage executives to achieve meaningful levels of ownership of our stock.

Elements of Compensation

The following is a discussion of each element of our executive compensation:

Annual Base Salary

Our approach to base compensation levels has been to offer competitive salaries in comparison with prevailing market practices. The Committee examined market compensation levels and trends in connection with the issuance of the executive employment contracts during 2004. Additionally, in connection with the issuance of these contracts, the Committee hired Schonbraun in 2004 to conduct a review and analysis of our peer group companies and to provide the Committee with executive base salaries of individuals then employed in similar positions in such companies. The employment agreements for each of the executive officers established a base annual salary and provided that the base salary should be reviewed on an annual basis to determine if increases are warranted.

In 2006 and 2007, the Committee evaluated and established the annual executive officer salaries for each fiscal year in connection with its annual review of management’s performance and based on input from our Chairman of the Board and our Chief Executive Officer. The Committee undertook this evaluation and determination at the beginning of fiscal year 2006 and 2007 so that it could have available data for the recently completed prior fiscal year and so that it could set expectations for the beginning fiscal year. In undertaking the annual review, the Committee considered the decision-making responsibilities of each position and the experience, work performance and team-building skills of each incumbent officer, as well as our overall performance and the achievement of our strategic objectives and budgets. The Committee viewed work performance as the single most important measurement factor, followed by team-building skills and decision-making responsibilities.

We accrue salaries as they are earned by our officers, and thus all salaries earned during the year are expensed in the year earned. Each officer must include his salary in his taxable income in the year during which he receives it. We withhold appropriate tax withholdings from the salaries of the respective officers.

Annual Cash Bonus

Our historical compensation practices have embodied the principle that annual cash bonuses that are based primarily on achieving objectives that enhance long-term stockholder value are desirable in aligning stockholder and management interests.

The Committee has considered our overall financial performance for the fiscal year and the performance of the specific areas of our company under each incumbent officer’s direct control. It was the Committee’s view that this balance supported the accomplishment of overall objectives and rewarded individual contributions by executive officers. Individual annual bonuses for each named executive have been consistent with market practices for positions with comparable decision-making responsibilities and have been awarded in accordance with the terms of each executive officer’s employment agreement.

In 2006, the executive officers were eligible for a cash bonus at the Committee’s discretion based on the objective, subjective and personal performance goals set by the Committee. This bonus is in addition to any special bonus that may be paid at the discretion of the Board of Directors. In determining the amount of the annual cash bonuses, the Committee considered a variety of factors, including the individual performance of each executive officer along with our achievement of certain financial benchmarks, the successful implementation of asset management initiatives, control of expenses and satisfaction of our strategic objectives. Considering these factors, the Committee set annual cash bonuses related to fiscal year 2006 for Messrs. Pickett, Booth, Stephenson, and Crabill at $463,500, $158,500, $114,750 and $123,000, respectively.

We accrue estimated bonuses for our executive officers throughout the year service is performed relating to such bonuses, and thus bonuses are expensed in the year they are earned, assuming they are approved by our Board of Directors. Each officer must include his bonus in his taxable income in the year during which he receives it, which is generally in the year following the year it is earned. We withhold appropriate tax withholdings from the bonus amounts awarded.

Restricted Stock Incentives

In 2004, we entered into restricted stock agreements with four executive officers under the Omega Healthcare Investors, Inc. 2004 Stock Incentive Plan. A total of 317,500 shares of restricted stock were granted, which equated to approximately $3.3 million of deferred compensation. The shares vest thirty-three and one-third percent (33 ⅓%) on each of January 1, 2005, January 1, 2006 and January 1, 2007 so long as the executive officer remains employed on the vesting date, with vesting accelerating upon a qualifying termination of employment, upon the occurrence of a change of control (as defined in the restricted stock agreements), death or disability. In addition, we also entered into performance restricted stock unit agreements with our four executive officers. A total of 317,500 performance restricted stock units were granted under the Omega Healthcare Investors, Inc. 2004 Stock Incentive Plan. The performance restricted stock units were fully vested as December 31, 2006 following our attaining $0.30 per share of common stock per fiscal quarter in “Adjusted Funds from Operations” (as defined in the performance restricted stock unit agreement) for two (2) consecutive quarters. Dividend equivalents (plus an interest factor based on our company’s cost of borrowing) accrued on unvested shares and were paid, according to the terms of the stock grant, because the performance restricted stock units vested. Dividend equivalents on vested performance restricted stock units are paid currently. Pursuant to the terms of the performance restricted stock unit agreements, each of the executive officers will not receive the vested shares attributable to the performance restricted stock units until the earlier of January 1, 2008, such executive officer is terminated without cause or quits for good reason (as defined in the performance restricted stock unit agreement), or the death or disability (as defined in the performance restricted stock unit agreement) of the executive officer.

In 2006, the Committee did not make any grants under the 2004 Stock Incentive Plan, 2000 Stock Incentive Plan or 1993 Deferred Compensation Plan to any executive officer or employee.

We account for all stock and option awards in accordance with Statement of FAS No. 123R. Executive officers recognize taxable income from stock option awards when a vested option is exercised. We generally receive a corresponding tax deduction for compensation expense in the year of exercise. The amount included in the executive officer’s wages and the amount we may deduct is equal to the most recent closing common stock price on the date the stock options are exercised less the exercise price multiplied by the number of stock options exercised. We do not pay or reimburse any executive officer for any taxes due upon exercise of a stock option or upon vesting of an award.

Retirement Savings Opportunities

All employees may participate in our 401(k) Retirement Savings Plan (“401(k) Plan”). We provide this plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. Under the 401(k) Plan, employees are eligible to make contributions, and we, at our discretion, may match contributions and make a profit sharing contribution. We do not provide an option for our employees to invest in our stock in the 401(k) plan.

Health and Welfare Benefits

We provide a competitive benefits package to all full-time employees which includes health and welfare benefits, such as medical, dental, disability insurance, and life insurance benefits. The plans under which these benefits are offered do not discriminate in scope, terms or operation in favor of officers and directors and are available to all salaried employees. We have no structured executive perquisite benefits (e.g., club memberships or company vehicles) for any executive officer, including the named executive officers, and we currently do not provide supplemental pensions to our employees, including the named executive officers.

2006 Chief Executive Officer Compensation

In connection with retaining the services of Mr. Pickett to act as our Chief Executive Officer, we entered into an employment agreement dated September 1, 2004 with Mr. Pickett. The Committee believes that the terms of the employment agreement are consistent with the duties and scope of responsibilities assigned to Mr. Pickett as Chief Executive Officer. In order to align Mr. Pickett’s interests with our long-term interests, Mr. Pickett’s compensation package includes significant equity-based compensation, including stock options and restricted stock. For a detailed description of the terms of the Employment Agreement, see “Compensation and Severance Agreements - C. Taylor Pickett Employment Agreement” below.

For the fiscal year ended December 31, 2006, the Committee awarded Mr. Pickett an annual cash bonus of $463,500. This bonus was determined by the Committee substantially in accordance with the policies described above relating to all of our executive officers.

COMPENSATION COMMITTEE REPORT

The Committee reviewed and discussed the CD&A with management, and based on this review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in this annual proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2006.

Tax Deductibility of Executive Compensation

The SEC requires that this report comment upon our policy with respect to Section 162(m) of the Internal Revenue Code. Section 162(m) disallows a federal income tax deduction for compensation over $1.0 million to any of the named executive officers unless the compensation is paid pursuant to a plan that is performance-related, non-discretionary and has been approved by our stockholders. We did not pay any compensation during 2006 that would be subject to Section 162(m). We believe that, because we qualify as a REIT under the Internal Revenue Code and therefore are not subject to federal income taxes on our income to the extent distributed, the payment of compensation that does not satisfy the requirements of Section 162(m) will not generally affect our net income, although to the extent that compensation does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, Section 162(m) does not directly govern the Compensation Committee’s compensation policy and practices.

Compensation Committee of the Board of Directors

/s/ Thomas F. Franke
/s/ Harold J. Kloosterman
/s/ Bernard J. Korman
/s/ Edward Lowenthal
/s/ Stephen D. Plavin

Summary Compensation Table

Name and Principal Position (A)	Year (B	)	Salary ($ (C	) )	Bonus ($ (1 (D	) ) )	Stock Awards ($ (2 (E	) ) )	Option Awards ($ (F	) )	Non-Equity Incentive Plan Compensation ($ (G	) )	Change in Pension Value and Non-qualified Deferred Compensation Earnings (H	)	All Other Compen- sation ($ (3 (I	) ) )	Total ($ (J	) )
Taylor Pickett	2006		$515,000		$463,500		$1,317,500		$--		$--		$--		$343,211		$2,639,211
Robert Stephenson	2006		$255,000		$114,750		$632,400		$--		$--		$--		$168,172		$1,170,322
Dan Booth	2006		$317,000		$158,500		$790,500		$--		$--		$--		$208,566		$1,474,566
Lee Crabill	2006		$246,000		$123,000		$606,050		$--		$--		$--		$161,441		$1,136,491

(1)	This amount represents the bonuses related to the performance in 2006 but paid in 2007.

(2)
The restricted common stock units were granted in 2004 and earned in 2006 because we attained $0.30 per share of common stock per fiscal quarter in “Adjusted Funds from Operations,” which target was previously set in 2004 by the Committee, valued at grant date price of $10.54 times the number of units earned.

(3) This amount includes: (i) dividends on units paid in January 2007 (see footnote 2 above);

(ii) interest earned on dividends on units paid in January 2007 (see footnote 2 above);

(iii)	dividends on restricted stock that was paid during 2006, which vested on January 1, 2007; and

(iv) 401(k) matching contributions.

Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards
Name (A)	Number of Securities Underlying Unexercised Options (#) Exercisable (B)	Number of Securities Underlying Unexercised Options (#) Unexercisable (C)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (D)	Option Exercise Price ($) (E)	Option Expiration Date (F)	Number of Shares or Units of Stock That Have Not Vested (#) (G)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (H)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (I)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (J)
Taylor Pickett						41,666	$738,322
Robert Stephenson						20,000	$354,400
Dan Booth						25,000	$443,000
Lee Crabill						19,166	$339,622

(1) These balances represent unvested restricted stock at December 31, 2006, which subsequently vested on January 1, 2007. These balances exclude performance restricted stock units, which were vested as of December 31, 2006 but will be distributed on January 1, 2008. The performance criteria for the receipt of these units were met in 2006. Messrs. Pickett, Stephenson, Booth and Crabill were awarded 125,000, 60,000, 75,000 and 57,500 of these performance restricted stock units, respectively.

(2) The market value is based on the closing price of our common stock on December 29, 2006 of $17.72.

Option Exercises and Stock Vested

	Option Awards				Stock Awards
Name (A)	Number of Shares Acquired on Exercise (# (B	) )	Value Realized on Exercise ($ (1 (C	) ) )	Number of Shares Acquired on Vesting (# (D	) )	Value Realized on Vesting ($ (E	) )
Taylor Pickett	--		$--		--		$--
Robert Stephenson	80,274		$785,891		--		$--
Dan Booth	91,667		$874,837		--		$--
Lee Crabill	--		$--		--		$--

(1)	This amount represents the gain to the employee based on the market price of underlying shares at the date of exercise less the exercise price.

Compensation and Severance Agreements

C. Taylor Pickett Employment Agreement

We entered into an employment agreement with C. Taylor Pickett, dated as of September 1, 2004, to be our Chief Executive Officer. The term of the agreement expires on December 31, 2007.

Mr. Pickett’s current base salary is $530,500 per year, subject to increase by us and provides that he will be eligible for an annual bonus of up to 125% of his base salary based on criteria determined by the Compensation Committee of our Board of Directors.

In connection with this employment agreement, we issued Mr. Pickett 125,000 shares of our restricted common stock on September 10, 2004, which vested 33 1/3% on each of January 1, 2005, January 1, 2006, and January 1, 2007. Dividends were paid on unvested shares and a dividend equivalent per share was paid in an amount equal to the dividend per share payable to stockholders of record as of July 30, 2004. Also in connection with this employment agreement, we issued Mr. Pickett 125,000 performance restricted stock units on September 10, 2004, which were fully vested as of December 31, 2006 because we had attained $0.30 per share of common stock per fiscal quarter in “Adjusted Funds from Operations” (as defined in the agreement) for two (2) consecutive quarters. Dividend equivalents accrued on unvested shares and were paid upon vesting of the performance restricted stock units. Dividend equivalents on vested performance restricted stock units are paid currently. Pursuant to the terms of Mr. Pickett’s performance restricted stock unit agreement, he will not receive the vested shares attributable to his performance restricted stock units until the earlier of January 1, 2008, he is terminated without cause or quits for good reason (as defined in the performance restricted stock unit agreement), or his death or disability (as defined in performance restricted stock unit agreement).

If we terminate Mr. Pickett’s employment without “cause” or if he resigns for “good reason,” he will be entitled to payment of his cash compensation (the sum of his then current annual base salary plus average annual bonus payable based on the three completed fiscal years prior to termination of employment) for a period of three (3) years. “Cause” is defined in the employment agreement to include events such as willful refusal to perform duties, willful misconduct in performance of duties, unauthorized disclosure of confidential company information, or fraud or dishonesty against us. “Good reason” is defined in the employment agreement to include events such as our material breach of the employment agreement or our relocation of Mr. Pickett’s employment to more than 50 miles away without his consent.

Mr. Pickett is required to execute a release of claims against us as a condition to the payment of severance benefits. Severance is not paid if the term of the employment agreement expires. Mr. Pickett’s restricted common stock and performance restricted stock units will become fully vested upon the occurrence of Mr. Pickett’s death, disability, termination of employment without cause or resignation for good reason, or a “change in control” (as defined in the respective restricted stock agreement). In the event of a termination by us without cause or by Mr. Pickett for good reason, benefits are grossed up to cover federal excise taxes. If Mr. Pickett dies during the term of the employment agreement, his estate is entitled to a prorated bonus for the year of his death.

Mr. Pickett is restricted from using any of our confidential information during his employment and for two years thereafter or from using any trade secrets during his employment and for as long thereafter as permitted by applicable law. During the period of employment and for one year thereafter, Mr. Pickett is obligated not to provide managerial services or management consulting services to a competing business. Competing businesses is defined to include a defined list of competitors and any other business with the primary purpose of leasing assets to healthcare operators or financing ownership or operation of senior, retirement or healthcare related real estate. In addition, during the period of employment and for one year thereafter, Mr. Pickett agrees not to solicit clients or customers with whom he had material contact or to solicit our management level or key employees. If the term of the employment agreement expires at December 31, 2007 and as a result no severance is paid, then these provisions also expire at December 31, 2007.

Daniel J. Booth Employment Agreement

We entered into an employment agreement with Daniel J. Booth, dated as of September 1, 2004, to be our Chief Operating Officer. The term of the agreement expires on December 31, 2007.

Mr. Booth’s current base salary is $326,500 per year, subject to increase by us and provides that he will be eligible for an annual bonus of up to 75% of his base salary based on criteria determined by the Compensation Committee of our Board of Directors.

In connection with this employment agreement, we issued Mr. Booth 75,000 shares of our restricted common stock on September 10, 2004, which vested 33 1/3% on each of January 1, 2005, January 1, 2006, and January 1, 2007. Dividends were paid on unvested shares and a dividend equivalent per share was paid in an amount equal to the dividend per share payable to stockholders of record as of July 30, 2004. Also in connection with this employment agreement, we issued Mr. Booth 75,000 performance restricted stock units on September 10, 2004, which were fully vested as of December 31, 2006 because we had attained $0.30 per share of common stock per fiscal quarter in “Adjusted Funds from Operations” (as defined in the agreement) for two (2) consecutive quarters. Dividend equivalents on vested performance restricted stock units are paid currently. Pursuant to the terms of Mr. Booth’s performance restricted stock unit agreement, he will not receive the vested shares attributable to his performance restricted stock units until the earlier of January 1, 2008, he is terminated without cause or quits for good reason (as defined in the performance restricted stock unit agreement), or his death or disability (as defined in performance restricted stock unit agreement).

If we terminate Mr. Booth’s employment without “cause” or if he resigns for “good reason,” he will be entitled to payment of his cash compensation (the sum of his then current annual base salary plus average annual bonus payable based on the three completed fiscal years prior to termination of employment) for a period of two (2) years. “Cause” is defined in the employment agreement to include events such as willful refusal to perform duties, willful misconduct in performance of duties, unauthorized disclosure of confidential company information, or fraud or dishonesty against us. “Good reason” is defined in the employment agreement to include events such as our material breach of the employment agreement or our relocation of Mr. Booth’s employment to more than 50 miles away without his consent.

Mr. Booth is required to execute a release of claims against us as a condition to the payment of severance benefits. Severance is not paid if the term of the employment agreement expires. Mr. Booth’s restricted common stock and performance restricted stock units will become fully vested upon the occurrence of Mr. Booth’s death, disability, termination of employment without cause or resignation for good reason, or a “change in control” (as defined in the respective restricted stock agreement). In the event of a termination by us without cause or by Mr. Booth for good reason, benefits are grossed up to cover federal excise taxes. If Mr. Booth dies during the term of the employment agreement, his estate is entitled to a prorated bonus for the year of his death.

Mr. Booth is restricted from using any of our confidential information during his employment and for two years thereafter or from using any trade secrets during his employment and for as long thereafter as permitted by applicable law. During the period of employment and for one year thereafter, Mr. Booth is obligated not to provide managerial services or management consulting services to a competing business. Competing businesses is defined to include a defined list of competitors and any other business with the primary purpose of leasing assets to healthcare operators or financing ownership or operation of senior, retirement or healthcare related real estate. In addition, during the period of employment and for one year thereafter, Mr. Booth agrees not to solicit clients or customers with whom he had material contact or to solicit our management level or key employees. If the term of the employment agreement expires at December 31, 2007 and as a result no severance is paid, then these provisions also expire at December 31, 2007.

Robert O. Stephenson Employment Agreement

We entered into an employment agreement with Robert O. Stephenson, dated as of September 1, 2004, to be our Chief Financial Officer. The term of the agreement expires on December 31, 2007.

Mr. Stephenson’s current base salary is $262,700 per year, subject to increase by us and provides that he will be eligible for an annual bonus of up to 60% of his base salary based on criteria determined by the Compensation Committee of our Board of Directors.

In connection with this employment agreement, we issued Mr. Stephenson 60,000 shares of our restricted common stock on September 10, 2004, which vested 33 1/3% on each of January 1, 2005, January 1, 2006, and January 1, 2007. Dividends were paid on unvested shares and a dividend equivalent per share was paid in an amount equal to the dividend per share payable to stockholders of record as of July 30, 2004. Also in connection with this employment agreement, we issued Mr. Stephenson 60,000 performance restricted stock units on September 10, 2004, which were fully vested as of as of December 31, 2006 because we had attained $0.30 per share of common stock per fiscal quarter in “Adjusted Funds from Operation” (as defined in the agreement) for two (2) consecutive quarters. Dividend equivalents on vested performance restricted stock units are paid currently. Pursuant to the terms of Mr. Stephenson’s performance restricted stock unit agreement, he will not receive the vested shares attributable to his performance restricted stock units until the earlier of January 1, 2008, he is terminated without cause or quits for good reason (as defined in the performance restricted stock unit agreement), or his death or disability (as defined in performance restricted stock unit agreement).

If we terminate Mr. Stephenson’s employment without “cause” or if he resigns for “good reason,” he will be entitled to payment of his cash compensation (the sum of his then current annual base salary plus average annual bonus payable based on the three completed fiscal years prior to termination of employment) for a period of one and one half (1.5) years. “Cause” is defined in the employment agreement to include events such as willful refusal to perform duties, willful misconduct in performance of duties, unauthorized disclosure of confidential company information, or fraud or dishonesty against us. “Good reason” is defined in the employment agreement to include events such as our material breach of the employment agreement or our relocation of Mr. Stephenson’s employment to more than 50 miles away without his consent.

Mr. Stephenson is required to execute a release of claims against us as a condition to the payment of severance benefits. Severance is not paid if the term of the employment agreement expires. Mr. Stephenson’s restricted common stock and performance restricted stock units will become fully vested upon the occurrence of Mr. Stephenson’s death, disability, termination of employment without cause or resignation for good reason, or a “change in control” (as defined in the respective restricted stock agreement). In the event of a termination by us without cause or by Mr. Stephenson for good reason, benefits are grossed up to cover federal excise taxes. If Mr. Stephenson dies during the term of the employment agreement, his estate is entitled to a prorated bonus for the year of his death.

Mr. Stephenson is restricted from using any of our confidential information during his employment and for two years thereafter or from using any trade secrets during his employment and for as long thereafter as permitted by applicable law. During the period of employment and for one year thereafter, Mr. Stephenson is obligated not to provide managerial services or management consulting services to a competing business. Competing businesses is defined to include a defined list of competitors and any other business with the primary purpose of leasing assets to healthcare operators or financing ownership or operation of senior, retirement or healthcare related real estate. In addition, during the period of employment and for one year thereafter, Mr. Stephenson agrees not to solicit clients or customers with whom he had material contact or to solicit our management level or key employees. If the term of the employment agreement expires at December 31, 2007 and as a result no severance is paid, then these provisions also expire at December 31, 2007.

R. Lee Crabill, Jr. Employment Agreement

We entered into an employment agreement with R. Lee Crabill, dated as of September 1, 2004, to be our Senior Vice President of Operations. The term of the agreement expires on December 31, 2007.

Mr. Crabill’s current base salary is $253,400 per year, subject to increase by us and provides that he will be eligible for an annual bonus of up to 60% of his base salary based on criteria determined by the Compensation Committee of our Board of Directors.

In connection with this employment agreement, we issued Mr. Crabill 57,500 shares of our restricted common stock on September 10, 2004, which vested 33 1/3% on each of January 1, 2005, January 1, 2006, and January 1, 2007. Dividends were paid on unvested shares and a dividend equivalent per share was paid in an amount equal to the dividend per share payable to stockholders of record as of July 30, 2004. Also in connection with this employment agreement, we issued Mr. Crabill 57,500 performance restricted stock units on September 10, 2004, which were fully vested as of as of December 31, 2006 because we had attained $0.30 per share of common stock per fiscal quarter in “Adjusted Funds from Operations” (as defined in the agreement) for two (2) consecutive quarters. Dividend equivalents on vested performance restricted stock units are paid currently. Performance restricted stock units that have not become vested as of December 31, 2007 are forfeited. Pursuant to the terms of Mr. Crabill’s performance restricted stock unit agreement, he will not receive the vested shares attributable to his performance restricted stock units until the earlier of January 1, 2008, he is terminated without cause or quits for good reason (as defined in the performance restricted stock unit agreement), or his death or disability (as defined in performance restricted stock unit agreement).

If we terminate Mr. Crabill’s employment without “cause” or if he resigns for “good reason,” he will be entitled to payment of his cash compensation (the sum of his then current annual base salary plus average annual bonus payable based on the three completed fiscal years prior to termination of employment) for a period of one and one half (1.5) years. “Cause” is defined in the employment agreement to include events such as willful refusal to perform duties, willful misconduct in performance of duties, unauthorized disclosure of confidential company information, or fraud or dishonesty against us. “Good reason” is defined in the employment agreement to include events such as our material breach of the employment agreement or our relocation of Mr. Crabill’s employment to more than 50 miles away without his consent.

Mr. Crabill is required to execute a release of claims against us as a condition to the payment of severance benefits. Severance is not paid if the term of the employment agreement expires. Mr. Crabill’s restricted common stock and performance restricted stock units will become fully vested upon the occurrence of Mr. Crabill’s death, disability, termination of employment without cause or resignation for good reason, or a “change in control” (as defined in the respective restricted stock agreement). In the event of a termination by us without cause or by Mr. Crabill for good reason, benefits are grossed up to cover federal excise taxes. If Mr. Crabill dies during the term of the employment agreement, his estate is entitled to a prorated bonus for the year of his death.

Mr. Crabill is restricted from using any of our confidential information during his employment and for two years thereafter or from using any trade secrets during his employment and for as long thereafter as permitted by applicable law. During the period of employment and for one year thereafter, Mr. Crabill is obligated not to provide managerial services or management consulting services to a competing business. Competing businesses is defined to include a defined list of competitors and any other business with the primary purpose of leasing assets to healthcare operators or financing ownership or operation of senior, retirement or healthcare related real estate. In addition, during the period of employment and for one year thereafter, Mr. Crabill agrees not to solicit clients or customers with whom he had material contact or to solicit our management level or key employees. If the term of the employment agreement expires at December 31, 2007 and as a result no severance is paid, then these provisions also expire at December 31, 2007.

Option Grants/SAR Grants

No options or stock appreciation rights (“SARs”), were granted to the named executive officers during 2006.

Long-Term Incentive Plan

For the period from August 14, 1992, the date of commencement of our operations, through December 31, 2006, we have had no long-term incentive plans.

Defined Benefit or Actuarial Plan

For the period from August 14, 1992, the date of commencement of our operations, through December 31, 2006, we have had no pension plans.

Compensation of Directors

Name (A)	Fees earned or paid in cash ($ (1 (B	) ) )	Stock Awards ($ (C	) )	Option Awards ($ (D	) )	Non-Equity Incentive Plan Compensation ($ (E	) )	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (F	)	All Other Compensation ($ (G	) )	Total ($ (H	) )
Thomas F. Franke	$53,500		$27,582		$--		$--		$--		$--		$81,082
Harold J. Kloosterman	$69,000		$27,582		$--		$--		$--		$--		$96,582
Bernard J. Korman	$75,000		$52,762		$--		$--		$--		$--		$127,762
Edward Lowenthal	$57,500		$27,582		$--		$--		$--		$--		$85,082
Stephen D. Plavin	$67,500		$27,582		$--		$--		$--		$--		$95,082

(1)	This represents the fees earned in 2006 and includes amounts to be paid in 2007. The amount excludes amounts paid in 2006 but earned in 2005.

2006 Standard Compensation Arrangement for Directors. For the year ended December 31, 2006, our standard compensation arrangement for our Board of Directors provided that each non-employee director would receive a cash payment equal to $20,000 per year, payable in quarterly installments of $5,000. Each non-employee director also is entitled to receive a quarterly grant of shares of common stock equal to the number of shares determined by dividing the sum of $5,000 by the fair market value of the common stock on the date of each quarterly grant, currently set at February 15, May 15, August 15, and November 15. At the director’s option, the quarterly cash payment of director’s fees may be paid in shares of common stock. In addition, each non-employee director is entitled to receive fees equal to $1,500 per meeting for attendance at each regularly scheduled meeting of the Board of Directors. For each teleconference or called special meeting of the Board of Directors, each non-employee director received $1,500 for meeting. In 2006, the Chairman of the Board received an annual payment of $25,000 for being Chairman and each Committee Chair received an annual payment of $5,000. In addition, we reimbursed the directors for travel expenses incurred in connection with their duties as directors. Employee directors received no compensation for service as directors.

Under our standard compensation arrangement of directors, each non-employee director of our company receives options with respect to 10,000 shares at the date the plan was adopted or upon their initial election as a director. Our standard compensation arrangement for directors also provides that each non-employee director is awarded an additional option grant with respect to 1,000 restricted shares on January 1 of each year they serve as a director. All grants have been and will be at an exercise price equal to 100% of the fair market value of our common stock on the date of the grant. Non-employee director options and restricted stock vest ratably over a three-year period beginning the date of grant.

2007 Standard Compensation Arrangement for Directors. Effective January 1, 2007, we modified our standard compensation arrangement for directors to provide that each non-employee director would receive (i) a cash payment of $25,000, payable in quarterly installments of $6,250, (ii) a quarterly grant of shares of common stock equal to the number of shares determined by dividing the sum of $6,250 by the fair market value of the common stock on the date of each quarterly grant, currently set at February 15, May 15, August 15, and November 15, and (iii) restricted stock with respect to 1,500 shares on January 1 of each year they serve as a director (except that the chairman of the board will be awarded 2,500 restricted shares on January 1 of each year he serves as Chairman). In addition, the Chairman of the Board will receive an additional annual payment of $25,000, the Chairman of the Audit Committee will receive an additional $15,000, the Chairman of the Compensation Committee will receive an additional $10,000 and all other committee chairmen will receive $7,000.

We will continue to pay each non-employee director fees equal to $1,500 per meeting for attendance at each regularly scheduled meeting of the Board of Directors. For each teleconference or called special meeting of the Board of Directors, each non-employee director will continue to receive $1,500 for meeting. In addition, each new non-employee director of our company will be awarded options with respect to 10,000 shares upon his or her initial election as a director.

All stock grants will be at an exercise price equal to 100% of the fair market value of our common stock on the date of the grant. Non-employee director options and restricted stock vest ratably over a three-year period beginning the date of grant.

Compensation Committee Interlocks and Insider Participation

Thomas F. Franke, Harold J. Kloosterman, Bernard J. Korman, Edward Lowenthal and Stephen D. Plavin were members of the Compensation Committee for the year ended December 31, 2006 and during such period, there were no Compensation Committee interlocks or insider participation in compensation decisions.

AUDIT COMMITTEE MATTERS

The Audit Committee’s purpose is to oversee the accounting and financial reporting processes of our company, the audits of our financial statements, the qualifications of the public accounting firm engaged as our independent auditor to prepare and issue an audit report on our financial statements and the related internal control over financial reporting, and the performance of our independent auditors. The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace our company’s independent auditors. The Audit Committee’s function is more fully described in its revised charter, which the Board of Directors adopted on January 16, 2007, a copy of which is attached to this proxy statement as Appendix A and is available on our website at www.omegahealthcare.com. The Board of Directors reviews the Audit Committee Charter annually.

The Audit Committee has three independent directors, and the Board of Directors has determined that each Audit Committee member is independent under the standards of director independence established under our corporate governance policies and the New York Stock Exchange listing requirements and is also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934. In addition, the Board of Directors has determined that Stephen Plavin is an “audit committee financial expert,” as defined by SEC rules.

Management is responsible for the preparation, presentation, and integrity of our financial statements, accounting and financial reporting principles, internal control over financial reporting, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Our company’s independent auditor, Ernst & Young LLP, is responsible for auditing and expressing opinions on the conformity of our company’s consolidated financial statements to accounting principles generally accepted in the United States, management’s assessment of our company’s internal control over financial reporting, and the effectiveness of our company’s internal control over financial reporting.

Audit Committee Report

The Audit Committee, with respect to the audit of Omega’s 2006 audited consolidated financial statements, reports as follows:

1)	The Audit Committee has reviewed and discussed our 2006 audited consolidated financial statements with Omega’s management;

2)
The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and SEC Regulation S-X, Rule 2-07, which include, among other items, matters related to the conduct of the audit of Omega’s consolidated financial statements, and the PCAOB Auditing Standard No. 2, (“An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements”);

3)
The Audit Committee has received written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committees,” (which relates to the auditor’s independence from Omega and its related entities) and has discussed with Ernst & Young LLP its independence from Omega;

4)
Based on reviews and discussions of Omega’s 2006 audited consolidated financial statements with management and discussions with Ernst & Young LLP, the Audit Committee recommended to the Board of Directors that Omega’s 2006 audited consolidated financial statements be included in our company’s Annual Report on Form 10-K;

5)
The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all service performed by, our company’s independent auditor. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of service contemplated and the related fees, to be rendered by the firm during the year. In addition, Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees approved by the Audit Committee. For each category of proposed service, the independent accounting firm is required to confirm that the provision of such services does not impair its independence. Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the table below were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein.

6)	The Committee has also reviewed the services provided by Ernst & Young LLP discussed below and has considered whether provision of such services is compatible with maintaining auditor independence.

Audit Committee of the Board of Directors

/s/ Stephen D. Plavin
/s/ Harold J. Kloosterman
/s/ Edward Lowenthal

RELATIONSHIP WITH INDEPENDENT AUDITORS

Independent Auditors

Ernst & Young LLP audited our financial statements for each of the years ended December 31, 2004, 2005 and 2006. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions from stockholders at the Annual Meeting. Approval of our independent auditors is not a matter required to be submitted to stockholders; however, the Board considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of Ernst & Young LLP for ratification by stockholders as a matter of good corporate practice.

Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our company’s annual financial statements for the fiscal years 2005 and 2006 and fees billed for other services rendered by Ernst & Young LLP during those periods, all of which were pre-approved by the Audit Committee.

Year Ended December 31,	2005	2006

Audit Fees	$629,000	$1,475,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	6,000	6,000
Total	$635,000	$1,481,000

Audit Fees

The aggregate fees billed by Ernst & Young LLP for professional services rendered to our company for the audit of our company’s annual financial statements for fiscal years 2005 and 2006, the audit of the effectiveness of our company’s internal control over financial reporting related to Section 404 of the Sarbanes-Oxley Act of 2002 for fiscal years 2005 and 2006, the reviews of the financial statements included in our company’s Forms 10-Q for fiscal years 2005 and 2006, and services relating to securities and other filings with the SEC, including comfort letters and consents, were approximately $629,000 and $1,475,000, respectively. Audit fees in 2006 also included approximately $800,000 of fees billed by Ernst & Young LLP related to the restatement of our Form 10-K for the three-year period ended December 31, 2005 and Forms 10-Q for the periods ended March 31, 2006 and June 30, 2006.

Audit Related Fees

Ernst & Young LLP was not engaged to perform services for our company relating to due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation, or consultation concerning financial accounting and reporting standards for fiscal years 2005 and 2006.

Tax Fees

Ernst & Young LLP was not engaged to perform services to our company relating to tax compliance, tax planning and tax advice for fiscal years 2005 and 2006, respectively.

All Other Fees

The aggregate fees billed by Ernst & Young LLP for professional services to our company rendered other than as stated under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” above for fiscal years 2005 and 2006 were approximately $6,000 and $6,000, respectively.

Determination of Auditor Independence

The Audit Committee considered the provision of non-audit services by our principal accountants and has determined that the provision of such services was consistent with maintaining the independence of Ernst & Young LLP.

Audit Committee’s Pre-Approval Policies

The Audit Committee’s current practice is to pre-approve all audit services and all permitted non-audit services to be provided to our company by our independent auditor; provided, however pre-approval requirements for non-audit services are not required if all such services: (1) do not aggregate to more than five percent of total revenues paid by us to our accountant in the fiscal year when services are provided; (2) were not recognized as non-audit services at the time of the engagement; and (3) are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee.

PROPOSAL 2 — PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITOR FOR THE FISCAL YEAR 2007

The Audit Committee has selected Ernst & Young LLP as our company’s independent auditor for the current fiscal year, and the Board of Directors is asking stockholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require our company’s independent auditor to be engaged, retained, and supervised by the Audit Committee, the Board of Directors considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of Ernst & Young LLP for ratification by stockholders as a matter of good corporate governance. However, if the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain Ernst & Young LLP but may retain such independent auditors. Even if the selection is ratified, the Board of Directors and the Audit Committee in their discretion may change the appointment at any time during the year if they determine that such a change would be in the best interest of us and our stockholders.

Information concerning the services Ernst & Young provided to us can be found beginning on page 22. The affirmative vote of holders of a majority of the shares of common stock represented at the meeting is required to approve the ratification of the selection of Ernst & Young LLP as our company’s independent auditor for the current fiscal year. The Board of Directors and the members of the Audit Committee recommend a vote FOR this proposal.

STOCKHOLDER PROPOSALS

December 26, 2007 is the date by which proposals of stockholders intended to be presented at the 2008 Annual Meeting of Stockholders must be received by us for inclusion in our proxy statement and form of proxy relating to that meeting.

In addition, our Bylaws provide that in order for business to be brought before the Annual Meeting, a stockholder must deliver or mail written notice to our Secretary at our principal executive office not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s Annual Meeting provided, however, that if the date of the Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice must be delivered not more than 90 days prior to such Annual Meeting nor less than 60 days prior to such Annual Meeting or if later, not later than the close of business on the tenth day following the day on which the date of such meeting is publicly announced. The notice must state the stockholder’s name, address, class and number of shares of our stock and briefly describe the business to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of the stockholder and of the beneficial owner, if any, on whose behalf the proposal is made. If the stockholder intends to nominate a candidate for election as a director, in addition to the requirements set forth above, the notice should include the name of the nominee for election as a director, the age of the nominee, the nominee’s business address and experience during the past five years, the number of shares of our stock beneficially held by the nominee, and such other information concerning the nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominee. The notice must also include a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person pursuant to which the nominations are to be made by such stockholder, a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person named in the notice, and the consent of the nominee to serve as a director.

ANNUAL REPORT

A copy of our annual report for the year ended December 31, 2006 accompanies this proxy statement and is incorporated herein by reference. Additional copies may be obtained by writing to Robert O. Stephenson at our principal executive offices, at the address set forth below.

A copy of our annual report on Form 10-K will be provided, without charge, upon written request addressed to Mr. Stephenson at our principal executive offices at 9690 Deereco Road, Suite 100, Timonium, Maryland 21093.

Our annual report to stockholders and Form 10-K are also available on our website at www.omegahealthcare.com.

EXPENSES OF SOLICITATION

The total cost of this solicitation will be borne by us. In addition to use of the mails, proxies may be solicited by our directors, officers and regular employees of our company personally and by telephone or facsimile. We may reimburse persons holding shares in their own names or in the names of the nominees for expenses such persons incur in obtaining instructions from beneficial owners of such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of our company common stock to file initial reports of ownership and reports of changes in ownership with the SEC. SEC regulations require these individuals to give us copies of all Section 16(a) forms they file.

Based solely on our review of forms that were furnished to us and written representations from reporting persons, we believe that the executive officers, directors and more than 10% stockholders complied with all filing requirements related to Section 16(a). In making these statements, we have relied on the representations of the persons involved and on copies of their reports filed with the SEC.

Code of Business Conduct and Ethics. We have adopted a written Code of Business Conduct and Ethics (“Code of Ethics”) that applies to all of our directors and employees, including our chief executive officer, chief financial officer and controller. A copy of our Code of Ethics is available on our website at www.omegahealthcare.com and print copies are available upon request without charge. You can request print copies by contacting our Chief Financial Officer in writing at Omega Healthcare Investors, Inc., 9690 Deereco Road, Suite 100, Timonium, Maryland 21093 or by telephone at 410-427-1700. Any amendment to our Code of Ethics or any waiver of our Code of Ethics will be disclosed on our website at www.omegahealthcare.com promptly following the date of such amendment or waiver.

OTHER MATTERS

The Board of Directors knows of no other business that may be validly presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote on said matters in accordance with their best judgment.

/s/ C. TAYLOR PICKETT
Chief Executive Officer

April 24, 2007
Timonium, Maryland

                            OMEGA HEALTHCARE INVESTORS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY

The undersigned hereby appoints Robert O. Stephenson and Thomas H. Peterson and each of them, as proxies, each with the power to appoint his substitute to represent and to vote as designated below, all the shares of common stock of Omega Healthcare Investors, Inc. ("Omega") held of record by the undersigned on April 20, 2007 at the Annual Meeting of Stockholders to be held on May 24, 2007 or any adjournment thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no specification is made, this Proxy will be voted FOR:

1.	The Election of Directors
NOMINEES:
Edward Lowenthal and Stephen D. Plavin

2.	Ratification of Independent Auditors
Ernst & Young LLP

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)

SEE REVERSE SIDE

-- FOLD AND DETACH HERE --

[X] (Please mark your
votes as in this
example.)

The Directors recommend a vote "FOR" Proposal 1 and Proposal 2.

FOR AGAINST ABSTAIN
1. The Election of Directors       [ ] [ ] [ ]
NOMINEES:
Edward Lowenthal and Stephen D. Plavin

(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name here.)

2. Ratification of Independent Auditors     [ ] [ ] [ ]
Ernst & Young LLP

-------------------------------------------------------------------------------------------------------------

NOTE: Please sign exactly as your name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please check the box if you plan to attend the Annual Meeting in person. []

SIGNATURE(S) DATE

NOTE:
Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. This proxy will not be used if you attend the meeting in person and so request.

--------------------------------------------------------------------------------
-- FOLD AND DETACH HERE --

Appendix A

Audit Committee Charter
Omega Healthcare Investors, Inc.

Amended and Restated on January 16, 2007

I. Purpose

The Board of Directors (the “Board”) of Omega Healthcare Investors, Inc. (the “Company”) has established the Audit Committee (the “Committee”) to assist the Board in fulfilling its oversight responsibilities of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditors.

II. Composition

The Committee will be comprised of at least three members of the Board. Each member will be both independent and financially literate. The Board must determine that at least one member has the level of accounting and financial expertise as required by the applicable rules and regulations of the principal trading market for the Company’s common stock. Each member will be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment. Applicable laws and regulations will be followed in evaluating a member’s independence.

No committee member will simultaneously serve on the audit committees of more than three public companies unless the Board affirmatively determines that such simultaneous service would not impair the ability of such member to serve on the Committee. The members of the Committee will be elected annually at the organizational meeting of the full Board and will be listed in the annual report to shareholders.

                            III. Responsibilities

A. Scope of Responsibility and Authority. The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of its activities to the Board. The Committee will be directly responsible for the appointment and dismissal, compensation and oversight of the Company’s independent auditors and may not delegate such responsibilities to others. The Committee does not prepare financial statements on behalf of the Company or perform the Company’s audits, and its members are not the Company’s auditors and do not certify the Company’s financial statements. These functions are performed by the Company’s management and independent auditors.

The Committee may retain (and determine and receive from the Company the appropriate funding for) experts to advise or assist it, including outside counsel, accountants, financial analysts or others.

In addition to the matters set forth herein, the Committee will perform such other functions as required by law, the Company’s Articles of Incorporation or Bylaws, or the Board.

B. Responsibilities and Duties. The Committee will meet at least four times a year, with authority to convene additional meetings as circumstances require.

In carrying out its oversight responsibilities, the Committee will:

1.	Meet at the request of the Chief Financial Officer or the independent auditors and will meet at least once every quarter or more frequently as circumstances dictate.

2.
Meet separately, periodically with (a) management, (b) the Company’s internal auditors (whether in-house or out-sourced), and (c) the Company’s independent auditors to discuss issues and concerns warranting Committee attention.

3.	Recommend to the Board whether the Company’s financial statements should be included in the Company’s annual report on Form 10-K.

4.	Prepare the Committee report to be included in the Company’s annual proxy statement.

5.	Review and discuss with management the policies and guidelines for earnings press releases and financial information and earnings guidance provided to analysts and ratings agencies.

6.	Review and discuss with management the policies and guidelines for risk assessment and management.

7.	Report its actions to the Board.

C. Relationships with Independent Auditors. In order to retain independent auditors to review the records and accounts of the Company, the Committee will:

1.
Have the sole authority to appoint, retain, compensate, evaluate and terminate the independent auditors to conduct Company audits or to perform permissible non-audit services, with the independent auditors ultimately accountable to the Committee with respect to audit and related work.

2.	Review the independent auditors’ scope and audit plan prior to the commencement of the audit.

3.	Pre-approve any services to be performed by the independent auditors, or establish policies pursuant to which services to be performed by the independent auditor will be preapproved.

4.	Determine the scope of the audit and the associated fees to be paid to the independent auditors (for both audit and permissible non-audit work).

5.	Discuss with the independent auditors any relationships that may affect the auditors’ independence and confirm and oversee the independence of the auditors.

6.	Pre-approve the Company’s hiring of any employees or former employees of the independent auditors or establish policies with respect to any such hiring.

7.
Obtain and review annually a report by the independent auditors describing (a) the auditing firm’s internal quality control procedures, (b) any material issues raised by its most recent quality control review, or peer review, or any inquiry or investigation within the preceding five years and steps taken to resolve those issues, and (c) all relationships between the independent auditors and the Company.

In its review of the independent auditors, the Committee will direct the independent auditors to provide the Committee with timely reports of:

(a)	all critical accounting policies and practices,

(b)
all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, effects of using such alternatives, and the treatment preferred by the independent auditing firm, and

(c)	other material written communications between the independent auditors and management.

D. Company Financial Statements. Prior to the release or filing of the Company’s financial statements, the Committee will review with management and the independent auditors the Company’s annual and quarterly financial statements and related footnotes as well as disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Committee will also review at least annually:

1.	With the independent auditors and management, their processes for assessment of material misstatements, identification of the notable risk areas, and their response to those risks.

2.
The independent auditors’ qualitative judgment about the quality, not just the acceptability, of accounting principles, use of estimates, bases for determining the amounts of estimates, and financial disclosures.

3.	With the independent auditors any significant difficulties or disputes with management encountered during the course of the audit, including management’s response.

4.	With the independent auditors the management letter provided by the independent auditors and the Company’s response.

5.	Any financial or non-financial arrangements of the Company that do not appear on the financial statements of the Company and their related risks.

6.
With management and the independent auditors the effect of regulatory and accounting initiatives as well as accounting principles and their alternatives that have a significant effect on the Company’s financial statements.

7.	Any transactions or courses of dealing with parties related to the Company.

8.	Any other matters related to the annual Company audit, including those matters that are required to be communicated to the Committee under applicable law and generally accepted auditing standards.

E. Oversight of Corporate Compliance Function. The Committee will:
E.
1.	Establish procedures whereby employees can confidentially and anonymously submit to the Committee concerns or issues regarding the Company’s accounting or auditing matters.

2.	Establish procedures for the receipt, retention and treatment of complaints regarding accounting or auditing matters, including their controls.

3.
Discuss with the independent auditors whether they believe or have any reason to believe that an illegal act has occurred, regardless of whether they believe it will materially affect the Company’s financial statements.

4.
In accordance with the terms of the Company’s Related Party Transaction Policy and Procedures, review and approve all transactions between the Company and any related person that are required to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission.

5.	Perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

F.

F. Audit Committee Formalities and Charter.  The Committee will:

1.	Review and reassess annually the adequacy of this Charter and recommend any changes to the Board.

2.
Report periodically to the Board on the Committee’s activities and findings, including any issues regarding the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal auditors.

3.	Cause appropriate minutes of the Committee’s meetings to be kept.